COMPUTATION OF EARNINGS PER COMMON SHARE
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2001	2000	2001	2000
Basic Earnings
Income before extraordinary items	$5,135	$15,653	$35,472	$50,807
Extraordinary items - loss on discharge of indebtedness	34	--	(76)	(302)
Net income	$5,169	$15,653	$35,396	$50,505

Shares:
Weighted average number of common shares outstanding	44,671	44,886	44,744	45,982

Basic income per common share:
Income before extraordinary items	$0.12	$0.35	$0.79	$1.10
Extraordinary items - loss on discharge of indebtedness	--	--	--	--
Net income per common share	$0.12	$0.35	$0.79	$1.10

Diluted Earnings
Income before extraordinary items	$5,135	$15,653	$35,472	$50,807
Extraordinary items - loss on discharge of indebtedness	34	--	(76)	(302)
Net income, as adjusted	$5,169	$15,653	$35,396	$50,505

Shares:
Weighted average number of common shares outstanding	44,671	44,886	44,744	45,982
Options issued	1,087	959	1,168	769
Weighted average number of common shares outstanding, as adjusted	45,758	45,845	45,912	46,751

Diluted income per common share:
Income before extraordinary items	$0.11	$0.34	$0.77	$1.08
Extraordinary items - loss on discharge of indebtedness	--	--	--	--
Net income per common share	$0.11	$0.34	$0.77	$1.08